Exhibit 4.21


          THIS AMENDMENT TO PROMISSORY NOTE, made this 25th day of July, 1994, by and between PULASKI FURNITURE CORPORATION (hereinafter called the "Borrower"); and WACHOVIA BANK OF NORTH CAROLINA, N.A. (hereinafter called the "Bank");

          WHEREAS, the Borrower and the Bank entered into a Credit Agreement dated the 10 day of December, 1993; and

          WHEREAS, the Borrower and the Bank entered into a Promissory Note dated the 10 day of December, 1993; and

          WHEREAS, the Borrower and the Bank now mutually desire to effect certain amendments to the Promissory Note;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and in the Credit Agreement and in the Promissory Note contained, the parties agree as follows:

          1. Paragraph 1 of the Promissory Note, which paragraph begins on page 1 thereof, is hereby amended and restated to read as follows:

          FOR VALUE RECEIVED, the undersigned PULASKI FURNITURE CORPORATION, a Virginia corporation, (the "Borrower"), hereby promises to pay to the order of WACHOVIA BANK OF NORTH CAROLINA, N.A., a national banking association (together with its endorsers, successors and assigns, the "Bank"), the principal sum of Thirteen Million and No/100th Dollars ($13,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the rate or rates as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other funds immediately available at the principal office of the Bank located at 301 North Main Street, Winston-Salem, North Carolina, 27150-3099, or at such other locations as the holder of this Note may designate in writing.

          2. Except as herein amended, the terms and provisions of the Promissory Note shall be and remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Promissory Note to be executed as of the year and day first above written.

                                           PULASKI FURNITURE CORPORATION
ATTEST:
    /s/ JASON GIBBS                         By:    /s/ JOHN S. WAMPLER
     Asst. Secretary                       Title:        President

[CORPORATE SEAL]